Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Talkspace, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type		Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
2021 Incentive Award Plan	Equity	Common stock, par value $0.0001 per share	Other	8,057,752 (2)	$0.64 (3)	$5,156,961.28	$ 110.20 per $1,000,000	$568.30
	Total Offering Amounts				$5,156,961.28			$568.30
	Total Fee Offsets (4)							$0.00
	Net Fee Due							$568.30

(1)
In accordance with Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of an additional 8,057,752 shares issuable under the Talkspace, Inc. 2021 Incentive Award Plan (the “2021 Plan”) pursuant to the terms of the 2021 Plan.

(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of Talkspace, Inc.’s (the “Registrant”) common stock as reported on The Nasdaq Global Select Market on March 20, 2023.

(4)	The Registrant does not have any fee offsets.